Exhibit 10.32

January 3, 2025

Richard Rossi

Dear Rich:

I am pleased to confirm your promotion to Executive Vice President and President, U.S. Tower of American Tower Corporation (the “Company”) effective January 13, 2025. In this position you will be reporting to Steve Vondran, President and Chief Executive Officer.

This is an exempt position, and your new annual rate of base compensation will be $550,000. Your weekly hours worked in this position may fluctuate, and therefore, each weekly portion of your annual salary will constitute payment of all hours worked during that week. You also will be eligible for participation in a discretionary annual bonus plan based upon performance against pre-established goals and objectives to the same extent as similarly situated roles. This plan provides you with the opportunity to earn a bonus based upon a target of 125% of your annual base salary, subject to actual performance achieved and the terms and conditions set forth in the applicable plan.

In consideration of your acceptance of this Offer at this time, you will be recommended to the Compensation Committee (the “Committee”) of the Company’s Board of Directors for an equity award with an aggregate value of $2,000,000, to be granted in March 2025, and to be allocated as follows: (a) 40% to restricted stock units (“RSUs”), and (b) 60% to performance-based restricted stock units (“PSUs”). The PSUs are incentive grants with respect to the Company’s common stock (“Common Stock”) that (i) directly tie to the achievement of specific Adjusted Funds From Operations attributable to the Company’s common stockholders per share (“Attributable AFFO per Share”), Return on Invested Capital (“ROIC”) and relative total shareholder return (“Relative TSR”) targets annually established by the Committee and (ii) vest if the targets are met or exceeded at the end of a three (3) year period ending December 31, 2027. The actual number of RSUs and PSUs will be determined by the closing price of Common Stock on the grant date, rounding up to the next whole share in the case of fractional shares. The RSUs will vest over three (3) years of continuous employment with the Company, at a rate of 33⅓% per year, commencing one (1) year from the grant date. The above terms are subject to the terms and conditions of the RSU and PSU award agreements and other plan documents relating to the American Tower Corporation 2007 Equity Incentive Plan, as amended, which will be provided to you shortly after the grant date.

As an Executive Vice President, you also will be eligible for benefits of similarly situated employees. These benefits with respect to your Executive Vice President position would include continued participation in equity based Long-Term Incentive opportunity that is determined annually by Steve and the Committee and is currently comprised of RSUs and PSUs. You will

Richard Rossi

also receive a monthly car allowance of $1,100. In addition, you will be eligible for other benefits which would include, among other things, severance benefits as outlined under the American Tower Corporation Severance Program for Executive Vice Presidents.

Please be advised that your employment with American Tower Corporation remains at will, which means that your employment may be terminated at any time with or without cause by either you or the Company, with or without advance notice.

Finally, Rich, I wanted to convey to you that we are very excited about your taking on this role for the Company and we are confident that you will excel in meeting the challenges of this opportunity, as well as find it professionally rewarding. At your earliest convenience, please sign below acknowledging the terms of your promotion and return to me. Congratulations!

Sincerely,

/s/ Brenna D. Jones
Brenna D. Jones
Chief Human Resources Officer

______________________________________________________________________________
My signature acknowledges acceptance and my agreement with the terms and conditions set forth in the letter.

/s/ Richard Rossi	1-3-2025
Richard Rossi	Date